EXHIBIT 10.24

TRIPLE-NET LEASE AGREEMENT

This LEASE AGREEMENT (this “Lease”) is entered into effective the 11th day of March, 2005, by and among the following parties:

LANDLORD:                                       Sunwest Properties II, LLC
3723 Fairview Industrial Drive SE, Suite 270
PO Box 3006
Salem, Oregon 97302-0006
EIN: 93-1272486

TENANT:                                              Eschelon Telecom, Inc.
730 2nd Avenue South, Suite 900
Minneapolis, MN 55402
EIN: 41-1843131

Landlord leases to Tenant under the terms and conditions listed below:

1.             PROPERTY.  Certain portions, aggregating approximately 11,400 square feet of rentable interior space on the first floor and approximately 2,295 square feet rentable interior space on the second floor which will include the “computer room”, together with the non-exclusive right to use the outside deck area on the second level of the building and sufficient spaces (approximately 47) in the parking lot on a first come-first served basis, on the northwest side of the building, of the real property known as 3723 Fairview Industrial Drive SE, Salem, Oregon, more thoroughly described in the attached Exhibit A (the “Premises”), reserving, however, unto Landlord the non-exclusive use of the elevator for ingress and egress serving the remainder of the second floor of the building. Tenant may remove, at its expense and without damage to the Premises, upon expiration of this Lease or the last renewal term, as applicable, the property listed in the attached Exhibit B.

2.             TERM.        This Lease shall commence on the 1st day of May, 2005, (the “Commencement Date”), and shall continue through April 30, 2006, (the “Expiration Date”), unless earlier terminated in accordance with the provisions of this Lease.

3.             PAYMENT.           Tenant shall pay lease payments in the amount of $17,120.00 per month in advance on the first day of each month during the term of this Lease, beginning with the first such monthly payment on May 1, 2005, and the first and last lease payments shall be prorated if the Commencement Date is on a day other than the first day of the month.

4.             TRIPLE-NET LEASE.         This is a true triple-net lease. Tenant shall pay all costs relating to the Premises, including but not limited to real and personal property taxes, utilities, maintenance, repairs, interior and exterior structural repairs, interior and exterior nonstructural repairs, interior and exterior maintenance, insurance and all other expenses relating to the Premises.

5.             SUBORDINATION.            Tenant shall subordinate Tenant’s interest in the Premises to secured financing obtained by Landlord in an amount not to exceed $5,361,600.00. Tenant shall sign all necessary documents reasonably acceptable to Tenant to complete such subordination.

6.             OPTION.               If Tenant shall not be in default, Tenant has the option to renew this Lease for two (2) successive one-year terms following expiration of the then current term of this Lease on identical terms, exercisable on ninety (90) days prior written notice from Tenant to Landlord, except the rent provided for in Section 3 hereof shall be increased by four percent (4%) for each renewal over the rent for the immediately preceding term.

7.             NOT A PARTNER.             Landlord is not a partner nor a joint venturer with Tenant in connection with the business carried on under this Lease, and shall have no obligations with respect to Tenant’s debts or other liabilities, and no interest in Tenant’s profits.

8.             USE OF THE PREMISES.  The Premises shall be used for office purposes and uses incidental thereto and for no other purpose without the consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

9.             NO UNLAWFUL USE.        In connection with the use of the Premises, the Tenant shall conform to all applicable laws and ordinances of any public agency affecting the Premises and their use and shall correct, at Tenant’s own expense, any failure of compliance where such failure is by fault of Tenant or by reason of Tenant’s use. Tenant will also refrain from any use which would be reasonably offensive to owners or users of neighboring premises or which would tend to create a nuisance or damage the reputation of the Premises.

10.          COMPLIANCE WITH LENDER OBLIGATIONS.       Landlord may obtain a loan to be secured by Landlord’s interest in the Premises. As a condition to the loan, Landlord’s lender may impose certain requirements regarding the possession and use of the Premises, all of which will be consistent with the use of the Premises for Tenant’s offices (the “Lender Requirements”). Tenant agrees that, so long as the Lender Requirements remain in force and do not adversely affect any right, benefit or privilege of Tenant or increase Tenant’s obligations under this Lease in any material respect, including, without limitation, any monetary obligations, Tenant shall possess and use the Premises in full compliance with the Lender Requirements.

11.          TENANT RESPONSIBILITY.           The Premises are being leased in an “as is” condition and Landlord shall not be liable for repairs or maintenance of the Premises or other charges. Landlord shall not bear any responsibility for any costs, tax, fee or other expense relating to the Premises since this is a true triple-net lease and all such costs, fees, taxes and expenses shall be paid by Tenant, including but not limited to real and personal property taxes; utility costs; costs of repair and maintenance of the roof and gutters, exterior walls (including painting), bearing walls, structural members, and foundation; repair of sidewalks, driveways, curbs and parking areas; repair and maintenance of water, sewage, gas and electrical services; repair of the heating and air conditioning system, including ordinary maintenance; repair of interior walls, ceilings, doors and windows and related hardware, light fixtures, switches, and wiring and plumbing; any repairs necessitated by the negligence of Tenant, its agents, employees and invitees; and any repairs or alterations required under Tenant’s obligation to comply with laws and regulations as set forth above, with the right to offset rent hereunder for Landlord’s share of such costs, as reasonably approved by Landlord. To the extent any of Tenant’s obligations pursuant to this paragraph are a part of obligations of the property of which the Premises are a part, Landlord and Tenant shall divide the costs pro-rata on the basis of Tenant’s occupancy as a percentage of the rentable space in the entire building.

12.          RIGHT OF INSPECTION. Landlord shall have the right to inspect the Premises at any reasonable time or times upon reasonable notice to determine the necessity of repairs.

13.          ALTERATIONS. Tenant shall make no improvements or alterations on the Premises without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All improvements and alterations performed on the Premises by either Landlord or Tenant shall be the property of Landlord when installed unless the applicable Landlord’s consent provides otherwise.

14.          TENANT’S INSURANCE. Tenant shall pay Landlord Tenant’s pro-rata share for Landlord to maintain a standard fire and hazard insurance policy covering any improvements to the property of which the Premises are a part, which policy shall consist of property insurance providing a limit equal to the full insurable value naming Landlord and Tenant as insureds. In addition, Tenant shall maintain liability insurance, which policy shall consist of a general liability policy with a limit of no less than $1,000,000 per occurrence, protecting both Landlord and Tenant against any claim, loss or liability arising out of or relating to any activity of Tenant upon the Premises, or any condition of the Premises in the possession or under the control of Tenant, including any such claim, loss or liability which may be caused or contributed to in whole or in part by Landlord’s own negligence or failure to effect any repair or maintenance required by this Lease, and Tenant shall also indemnify and defend Landlord from any such claim. Each shall obtain from its respective insurance carrier waivers of subrogation against the other party, agents, employees and, as to Tenant, invitees. The liability policy shall also contain a provision requiring thirty (30) days’ written notice to Landlord prior to any change or cancellation of such insurance.

15.          LIABILITY AND INDEMNITY.        Except with respect to activities for which Landlord may be responsible, Tenant shall pay as due all claims for work done on and for services rendered or material furnished to the Premises and shall keep the Premises free from any liens. If Tenant fails to pay any such claims or to discharge any Iien, Landlord may do so and collect the cost, together with interest at the rate of twelve percent (12%) per annum from the date of expenditure by Landlord until paid, as additional rent. Such action by Landlord shall not constitute a waiver of any right or remedy which Landlord may have on account of Tenant’s default. Tenant may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, so long as Landlord’s property interests are not jeopardized. Tenant shall indemnify and defend Landlord from any claim, loss or liability arising out of or related to any activity of Tenant on the Premises or any condition of the Premises. Landlord shall have no liability to Tenant for any loss or damage caused by third parties not under Landlord’s control or direction or by any condition of the Premises, except latent defects.

16.          DAMAGE AND DESTRUCTION.    If the Premises are partly damaged, but not destroyed, the Premises shall be repaired by Landlord at Tenant’s expense. Repairs shall be accomplished with all reasonable dispatch subject to interruptions and delays from matters beyond the control of Landlord and Tenant. All repairs shall be done in such a way as to interfere as little as reasonably possible with the use of the Premises by Tenant. Tenant shall have no right to an abatement of rent nor any claim against Landlord for any inconvenience resulting from Landlord’s activities performed in conformance with the requirement of this provision, however Tenant shall be entitled to an equitable abatement of rent with respect to any portion of the Premises damaged or unavailable for Tenant’s use.

17.          CONDEMNATION.            If all of the Premises or such portions of the Premises as may be required for the reasonable use of the Premises are taken by eminent domain, this Lease shall automatically terminate as of the date Tenant is required to vacate the Premises, and rent shall be paid to that date.

In the event of condemnation of a part of the Premises not required for the reasonable use of the Premises, then this Lease shall continue in full force and effect and rent due shall be equitably reduced based on the proportion by which the Premises are reduced, such rent reduction to be effective as of the date possession of such portion is delivered to the condemning authority. Landlord reserves all rights to damages to the Premises for any taking by eminent domain, and Tenant hereby assigns to Landlord any right Tenant may have to such damages or award. Tenant shall make no claim against Landlord for damages for termination of Tenant’s leasehold interest or interference with Tenant’s business. Tenant shall have the right, however, to claim and seek recovery from the condemning authority as compensation for any loss to which Tenant may be put for Tenant’s moving expenses and for the interruption of or damage to Tenant’s business; provided, however, that such damages may be claimed only if they are awarded separately in the eminent domain proceeding and not as part of the damages recoverable by Landlord.

18.          ASSIGNMENT OR SUBLEASE.      No part of the Premises may be assigned, mortgaged or subleased nor may a right of use of any portion of the Premises be conferred by Tenant upon any third person by any other means, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. This provision shall apply to all transfers by operation of law, any sale of a controlling interest in Tenant, or any transfers to and by trustees in bankruptcy, receivers, administrators, executors and legatees. No consent shall be required in connection with an assignment to an affiliate of Tenant, or in connection with the sale of all or substantially all of Tenant’s assets. No consent in one instance shall prevent the provision from applying to a subsequent instance. Landlord shall consent to a transaction covered by this provision when withholding such consent would be unreasonable in the circumstances. Notwithstanding anything contained in the foregoing to the contrary, any assignment or subletting pursuant to this Section 18 shall be permitted only so long as Tenant remains liable under this Lease.

19.          ESTOPPEL CERTIFICATE.              Either party will, within twenty (20) days after notice from the other, execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of monthly base rent, the dates to which rent has been paid in advance or the amount of any unpaid rent. The certificate shall be conclusive upon the party of whom the certificate was requested that the Lease is in full force and effect and has not been modified except as may be represented by the party giving the certificate.

20.          DEFAULT.            Each of the following shall constitute a default under this Lease: (a) failure of Tenant to pay any rent or other charge within ten (10) days after it is due; (b) failure of Tenant to comply with any term or condition or fulfill any obligation of this Lease (other than the payment of rent or other charges) within thirty (30) days after written notice by Landlord specifying the nature of the default with reasonable particularity, or, if Tenant is unable to comply with such term or condition or to fulfill such obligation within such thirty (30) day period, if Tenant fails to commence to comply with such term or condition or fulfill such obligation within such thirty (30) day period and thereafter diligently pursue same to completion ; and (c) insolvency of Tenant; an assignment by Tenant for the benefit of creditors; the filing by Tenant of a voluntary petition in bankruptcy; an adjudication that Tenant is bankrupt or the appointment of a receiver of the properties of Tenant; the filing of any involuntary petition of bankruptcy and failure of Tenant to secure a dismissal of the petition within sixty (60) days after filing; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within thirty (30) days.

21.          REMEDIES ON DEFAULT.               In the event of a default beyond applicable notice and grace periods, this Lease may be terminated at the option of Landlord by notice in writing to Tenant. If this Lease is not terminated by election of Landlord or otherwise, Landlord shall be entitled to recover damages from Tenant for the default. If this Lease is terminated, Tenant’s liability to Landlord for damages shall survive such termination, and Landlord may reenter and take possession of the Premises. Following reentry or abandonment, Landlord may relet the Premises and in that connection may make any suitable alterations or refurbish the Premises, or both, as deemed necessary or desirable by Landlord. Landlord may relet the Premises for a term longer or shorter than the term of this Lease, upon any reasonable terms and conditions, including the granting of some rent—free occupancy or other rent concession. Notwithstanding anything contained in the foregoing to the contrary, Landlord shall be obligated to mitigate its damages in connection with the exercise of any remedies hereunder.

22.          LANDLORD’S RIGHT TO CURE.  If Tenant fails to perform any obligation under this Lease, Landlord shall have the option to do so after twenty (20) days’ written notice to Tenant. All of Landlord’s expenditures to correct the default shall be reimbursed by Tenant on demand with interest at the rate of twelve percent (12%) per annum from the date of expenditure by Landlord.

23.          WAIVER.              Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of the party’s right to require strict performance of the same provision in the future, or of any other provision.

24.          SURRENDER AT EXPIRATION.     Upon expiration of this Lease term or the last renewal term or earlier termination on account of default, Tenant shall deliver all keys and surrender possession of the Premises in good condition and broom clean, reasonable wear and tear excepted.

25.          CONSTRUCTION.             This Lease shall be construed and governed by the laws of the State of Oregon.

26.          DISPUTE RESOLUTION.  In the event there is any dispute between or among the parties to this Lease relating in any way to this Lease, the parties must mediate any such dispute before commencing any legal action. No party to this Lease can bring legal action or demand mandatory arbitration against another party to this Lease without first participating in mediation, unless one party refuses to submit to mediation and legal action is brought to specifically enforce this mandatory mediation provision of this Lease. If the parties cannot agree upon the person to act as a mediator, then the U.S. Arbitration and Mediation Service in Portland, Oregon, shall select a person to act as the mediator. The mediator’s charges and expenses shall be split by the parties on a 50/50 basis. Mediation fees and costs do not include each party’s attorney fees and costs. Each party shall be responsible for its own attorney fees and costs at mediation. Should the dispute not be resolved by mediation, the parties agree to submit any dispute arising between the parties relating in any way to this Lease to binding arbitration with the U.S. Arbitration and Mediation Service in Portland, Oregon, and shall utilize such Service’s rules of procedure. If the parties cannot agree upon an individual to act as the arbitrator, then the U.S. Arbitration and Mediation Service in Portland, Oregon, shall select a person to act as the arbitrator. The standard used by the arbitrator in resolving disputes will be reasonable business practices in similar business, taking into account tax implications. If the dispute goes to arbitration, the prevailing party shall be entitled to its attorney fees and costs incurred in the arbitration process. The decision of an arbitrator shall be final and not subject to any appeal and shall be enforceable in a court of competent jurisdiction.

The parties have executed this Lease, in duplicate, as of the day and year first set forth in the opening paragraph above.

LANDLORD:	SUNWEST PROPERTIES II, LLC

	By:	/s/ Jon M. Harder
Jon M. Harder, Manager

	By:	/s/ Darryl E. Fisher
Darryl E. Fisher, Manager

	By:	/s/ Eric W. Jacobsen
Eric W. Jacobsen, Manager

	By:	/s/ J. Wallace Gutzler
J. Wallace Gutzler, Manager

TENANT:	ESCHELON TELECOM, INC.

	By:	/s/ Mike Donahue
Mike Donahue
Vice President of Finance

EXHIBIT A

Description of Premises

The real property upon which the Premises are located is described as follows:

LOT 8, FAIRVIEW INDUSTRIAL PARK – PHASE II, AS RECORDED IN VOLUME 41, PAGE 18, BOOK OF TOWN PLATS FOR MARION COUNTY, AND ADDITIONALLY REFERENCED IN REEL 1208, PAGE 70, IN THE CITY OF SALEM, COUNTY OF MARION, STATE OF OREGON.

The following three pages consist of depictions of the:

1.             First floor of the building;

2.             Second floor of the building; and

3.             Parking lot.

Highlighted in yellow are:

1.             Tenant’s approximately 11,400 square feet of space on the first floor;

2.             Tenant’s approximately 2,295 square feet of space on the second floor; and

3.             Parking spaces for Tenant’s primary use.

EXHIBIT A - 1

EXHIBIT A - 2

EXHIBIT A - 3

EXHIBIT B

Property to be retained by Tenant

1.                                       Generator mounted on concrete slab on the northwest side of the building.

2.                                       Automatic transfer switch and transformer located mounted in storage area.

3.                                       Ladder tray bolted to ceiling and three telecommunications racks bolted to the floor in the data center.

4.                                       All other personal property items, not including those attached to the building as fixtures, that Tenant has upon the Premises on the Commencement Date or places upon the Premises during the term of this Lease.